Exhibit 10.1

June 24, 2024

PERSONAL AND CONFIDENTIAL TO SEAN WALLACE

Re:	Mutual Separation and Release Agreement

Dear Sean,

The purpose of this Mutual Separation and Release Agreement (this “Agreement”) is to confirm the terms regarding your separation of employment from AST SpaceMobile Inc., a Delaware corporation (the “Managing Member”), and AST & Science, LLC, a Delaware limited liability company (the “Operating Company”) (“these two entities together with any affiliated entities of such entities, including but not limited to AST SpaceMobile Services, LLC, shall be collectively referred to herein as AST” or the “Company”). The Company greatly appreciates your service as Chief Financial Officer and as more fully set forth below, desires to provide you with separation benefits that are mutually beneficial between the parties. This Agreement shall become effective on the Effective Date (as defined in Paragraph 6(e) below).

Separation of Employment. By mutual agreement both parties have determined that your employment with the Company ends on July 12, 2024 (the “Separation Date”). In connection with your separation from the Company, you acknowledge and agree that after the Separation Date you have no authority on behalf of the Company and shall not represent yourself as an employee or agent of the Company. You further agree that as of the Separation Date you shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. The Company will provide you with your final paycheck as part of this termination protocol, which will include all salary and/or wages owed to you for work performed through the Separation Date. You acknowledge and agree that the payments and benefits described herein are in full satisfaction of the severance related terms of your Employment Agreement dated as of April 25, 2022 (the “Employment Agreement”) and no further notice pay shall be due and payable with respect to the Separation Date. You shall submit a request for final reimbursable business expenses, which will be paid in accordance with the Company’s expense reimbursement policies.

1. Mutual Consideration. Provided you timely execute and do not revoke this Agreement and otherwise comply with the terms set forth herein, the Company and you shall provide each other with:

a.	The Company will provide you payments of a total cash separation payment equal to Ninety Three Thousand Seven Hundred Fifty Dollars (USD $93,750.00) (the “Separation Pay”), payable in bi-monthly installments with the first pro-rata installment to be paid in the first payroll that occurs after the Effective Date and paid on each of the next regular bi-monthly periods immediately following such payroll, through the Company’s normal payroll procedure. The Separation Pay shall be less all-applicable federal, state, local and other employment-related deductions. You acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, wages, bonuses, equity, incentive pay, vacation pay, sick pay, holiday pay or any other form of compensation or benefit whatsoever.

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b.	The Company will provide you with certain equity acceleration. The portion of your RSU equity awards that are subject to time based vesting (the “Time-Based portion”) and that are unvested as of your Separation Date shall accelerate and vest upon effectiveness of your release contained herein (your “Release Effectiveness”) with respect to the number of RSUs comprising the Time-Based portion equal to (A) (x) the number of days during the period commencing on the last vesting date prior to your Separation Date and ending on November 30, 2024, (y) divided by 365, and multiplied by (B) 100,000 and any such RSUs shall remain outstanding and eligible to vest upon Release Effectiveness following your Separation Date and shall lapse if you revoke this Agreement and the release hereunder does not otherwise become effective. Detail of the vested RSUs upon Release Effectiveness will be provided under separate cover.

c.	You will provide the Company with consulting services from time to time at the direction of the Chief Executive Officer as mutually agreed upon and for no additional consideration from the Separation Date until November 30, 2024.

2. Additional Separation Benefits.

(a) COBRA. Your participation as an active employee in the Company’s Group Medical Insurance Plan will terminate on the Separation Date. Regardless of whether you sign this Agreement, you shall have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). A COBRA qualifying event shall be deemed to have occurred on the Separation Date. If you timely sign and do not revoke this Agreement and otherwise remain in full compliance with all of its conditions and further provided you timely elect and are eligible for continued coverage under the Company’s Group Medical Insurance Plan under COBRA, the Company will pay the full cost to continue such coverage for you and your eligible dependents until November 30, 2024, or until such time as you become eligible to participate in another employer’s Group Medical Plan, whichever is sooner. Consistent with Section 4(b)(ii) of your Employment Agreement, if the Company is unable to continue to cover the Executive (or the Executive’s dependents) under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) or causing the Executive to incur penalties or other unfavorable tax consequences, then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

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(b) Unemployment Benefits. By signing this Agreement, you do not waive any rights you may have to unemployment insurance benefits. The company agrees that it will not contest any application you my make for Unemployment compensation benefits. However, you understand and acknowledge that any determination as to your actual eligibility for unemployment compensation benefits can only be made by the appropriate governmental agency.

(c) Indemnity and Tail Coverage. The Company shall continue to provide you with indemnification (and advancement of expenses) in relation to any claims, demands or actions brought against you for matters related to your employment by the Company (including for services required for any subsidiary or affiliate) or for consulting services provided pursuant to this Agreement, to the fullest extent permitted by applicable law. The Company shall further provide you with directors’ and officers’ liability insurance tail coverage no less favorable than that directors’ and officers’ liability insurance coverage provided to other senior executives of the Company.

3. Cooperation. You agree that at any time after the Separation Date, you shall cooperate fully with the Company in connection with the orderly transition/transfer of your work items, as well as any matter or event relating to your employment or events that occurred during your employment, including, without limitation, in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters, actions and claims shall include, without limitation, being available, upon reasonable notice to meet with the Company regarding matters in which you have been involved, and any contract matters or audits; to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company, you shall promptly notify Mr. Andrew Johnson, Chief Legal Officer; provided that you are not required to notify the Company of a request for information from any governmental authority. In the event your cooperation with the Company requires you to testify, submit declarations of affidavits or provide evidence of some other form, and you believe that you require separate counsel of your choice, the Company shall reimburse you for reasonable attorney’s fees incurred for such separate counsel and/or shall directly pay such counsel on your behalf.

4. Covenants by You. You expressly acknowledge and agree that as a condition to the receipt of any of the payments or benefits described in Sections 1and 2 above, including but not limited to the Separation Pay, you will abide by all the following:

(a) you shall return to the Company all hard copy Company documents, property and equipment, including, but not limited to, any building, office and worksite access cards or keys, Company-provided laptop computer and accessories, PDAs, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company vendors, partners, clients or customers, and such property shall be returned in good working condition and that you will not keep any copies in either electronic format or hard copy of any of the above. These items should be arranged through Thomas Lyons, VP of HR.

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(b) all information relating in any way to the negotiation of this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated or protected by applicable law);

(c) you shall not make any statements, whether through social media – including, but not limited to, Glassdoor, Facebook, Twitter, LinkedIn, and Yelp – or other means, that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you shall not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (including its officers, directors and employees) (excluding statements protected by Section 7 of the National Labor Relations Act or similar laws);

(d) Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement. You acknowledge and reaffirm that at all times you shall remain bound by and in compliance with all of the obligations set forth in your Employment Agreement as well as in that certain Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement with an effective date of April 29, 2022. The Company shall waive its right to enforce the covenant of non-competition set forth in the Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement;

(e) Exceptions to Nondisclosure. You acknowledge than nothing in this Agreement prohibits you from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Congress, or any agency but as of the date of this Agreement you know of no facts or circumstances that would give rise to you making any such report. Nothing in this Agreement permits you to reveal to any third party, including any governmental authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable legal privilege (including but not limited to the attorney-client privilege or attorney work product doctrine) or waive any of the Company’s applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. You represent and acknowledge that as of the date you have signed this Agreement you know of no facts or circumstances that would cause you to believe that the Company or any of its employees have violated any law, rule or regulation and that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Pay and payment COBRA costs already provided to you pursuant to Sections 1 and 2 of this Agreement.

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5. Release of Claims. You hereby agree that by signing this Agreement and accepting the Separation Pay set forth in Section 1 and payment of COBRA costs as provided in Section 2, and for other good and valuable consideration provided for in this Agreement, the receipt and sufficiency of which is hereby acknowledged, you are knowingly and voluntarily waiving, terminating, canceling, releasing and discharging any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the Effective Date against the Company, its owners, directors, members, officers employees, agents, insurers whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. Your waiver and release herein is intended to bar any Claim against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company as well as any of its divisions, affiliates, parents, and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents, insurers, and assigns from any waivable claim arising from or related to your employment relationship or termination of employment with the Company through the Effective Date including, without limitation:

●	Claims under any Florida or other local, state, or federal discrimination, fair employment practices, or other employment-related statute, regulation, or executive order (as they may have been amended through the Effective Date) prohibiting wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or discrimination or harassment based upon any protected status including, without limitation, race, color, ethnicity, religion, national origin, age, sex, gender, marital status, disability, veteran status, or sexual orientation, including but not limited rights or Claims under the Age Discrimination in Employment Act of 1967 and Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 621, et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), the Equal Pay Act (29 U.S.C. § 201, et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101, et seq.), the Fair Credit Reporting Act (15 U.S.C. § 1681 et seq.), the Genetic Information Nondisclosure Act, The Fair Labor Standards Act, the Florida Civil Rights Act; the Florida Minimum Wage Act;, the Florida Private Sector Whistle-Blower’s Act; Sections 440.205 and 448.101-105including all amendments to any of the aforementioned acts, the Florida Constitution and Miami-Dade County Code Chapter 11A.

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●	Claims under any Florida or any other state, local or federal statute, regulation or executive order (as amended through the Effective Date) relating to leaves of absence, layoffs or reductions-in-force, wages, hours, or other terms and conditions of employment, the Family and Medical Leave Act (29 U.S.C. §2601, et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000, et seq.), COBRA (29 U.S.C. § 1161, et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101, et seq.), all as amended , including all amendments to any of the aforementioned acts, or any other state, local or federal statute.

●	Claims under any Florida or any other local, state, or federal law, rule, regulation, ordinance, or common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, slander, impairment of economic opportunity, interference with contractual relations, emotional distress, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, or negligence, sexual harassment, retaliation, assault, battery, pain and suffering, and punitive or exemplary damages or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

●	Claims under Florida or any other state, local or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any similar state, local or federal statute.

●	Claims relating to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, including, but not limited to, all claims for unpaid wages, vacation pay, commission or bonus compensation under and claims arising under any Company compensation plan.

●	Any other Claim arising under local, state, or federal law.

Notwithstanding the foregoing, this Agreement does not:

●	release the Company from any obligation expressly set forth in this Agreement or from any obligation including, without limitation, obligations under the workers’ compensation laws, which as a matter of law cannot be released;

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●	release any Claim that may not by law be waived;

●	prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the Florida Commission on Human Relations (“FCHR”), The Miami-Dade County Commission on Human Rights (“MDCCHR”) or any state or local agency; or

●	prohibit you from initiating communications directly with, providing information to, responding to any inquiries from, reporting possible violations of law or regulation, participating and cooperating with any investigation or proceeding by the EEOC, FCHR, MDCCHR or agency of federal, state, or local government and you do not need the Company’s permission to do so. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in connection with any charge, complaint or lawsuit filed by you or anyone else on your behalf (whether involving a governmental entity or not); provided that you are not agreeing to waive, and this Agreement shall not be read as requiring you to waive, any right you may have to receive an award for information provided to any governmental entity.

Nothing in this release or this Agreement, however, shall limit the right of the Company or any affected party sought to be released hereunder to seek immediate dismissal of a charge of discrimination or any other employment related claim on the basis that your signing of this Agreement constitutes a full release of any rights you might otherwise have had to pursue the charge. You acknowledge and agree that, but for providing this waiver and release, you would not receive the Separation Pay and other consideration provided to you under the terms of this Agreement. You further agree that should you breach Section 4 or 5, the Company, in addition to any other legal or equitable remedy available to the Company shall be entitled to recover the monies already paid to you pursuant to Sections 1 and 2 of this Agreement. The Company and you agree that nothing contained herein shall be construed or considered to be an admission of any wrongdoing.

Your waiver and release are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim whatsoever, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that you do successfully challenge the validity of the release, the Company or any affected party sought to be released hereunder may seek recovery from you of all amounts paid to you pursuant to this Agreement.

6. Your Acknowledgements. You acknowledge and agree that you have read this Agreement in its entirety and that this Agreement contains a general release of all known and unknown Claims. You further acknowledge and agree that:

(a) this Agreement does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date and you acknowledge that you are not releasing, waiving or discharging any Age Discrimination in Employment Act Claims that may arise after the Effective Date;

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(b) you are entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which you are not already entitled to receive;

(c) you have been advised, and are being advised by this Agreement, to consult with an attorney before executing this Agreement;

(d) you have been advised, and are being advised by this Agreement, that you have been given at least 21 days within which to consider this Agreement, but you can execute this Agreement at any time prior to the expiration of such review period; and

(e) you are aware that this Agreement shall become null and void if you revoke your agreement to this Agreement within 7 days following the date of execution of this Agreement. You may revoke this Agreement at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of your revocation of this Agreement to Thomas Lyons, VP Human Resources no later than 5:00 p.m. eastern time on the seventh full day following the date of execution of this Agreement (the “Effective Date”). You agree and acknowledge that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Agreement.

7. Representations. As a condition of the Company entering into this Agreement, you further represent that you have not filed against the Company, any complaints or lawsuits pertaining to private claims with any court or governmental agency prior to the date hereof. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state, or federal governmental agency proceeding, and you waive your right to file a claim seeking monetary damages in any court, except as provided herein.

8. Defend Trade Secrets Act. You are notified that under the Defend Trade Secrets Act, (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

9. Miscellaneous.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by electronic mail upon acknowledgment of receipt of electronic transmission; Notices to you shall be sent to the last known address in the Company’s records or such other address as you may specify in writing. Notices to the Company shall be sent to Thomas Lyons, VP, Human Resources at the Company.

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(b) Modifications and Amendments. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you were principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of Company.

(e) Governing Law/Venue. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida without giving effect to the conflict of law principles thereof and shall be commenced in a court of competent jurisdiction in the state of Florida. You further acknowledge that venue for such actions shall lie exclusively in the state and federal courts located in Miami, Florida.

(f) Enforceability. If any of the material provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect, provided, however, that if any or all of Section 5 is held invalid, the Agreement shall be deemed null and void and you agree to return the value of the Separation Pay and COBRA benefits outlined in Sections 1 and 2 above.

(g) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(h) Entire Agreement. This Agreement, together with your obligations under your Nondisclosure, Confidentiality, Assignment and Non-Competition Agreement with the Company, embodies the entire agreement and understanding between the parties hereto with respect to your separation from employment with the Company and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(i) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax, electric signature (i.e., Docu-Sign, etc.), or email scan shall be treated as an original.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly, and without duress, and that neither the Company nor its agents or representatives has made any representations inconsistent with the provisions of this Agreement.

SIGNATURES APPEAR ON THE NEXT PAGE

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The parties agree to be bound by all of the provisions of this Agreement.

SEAN WALLACE		FOR THE COMPANY

/s/ Sean Wallace		by:	/s/ Abel Avellan
Date:	6/25/2024	Name and Title:	Abel Avellan, Chairman & CEO
An authorized representative
		Date:	6/24/2024

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